As filed with the Securities and Exchange Commission on June 26, 2024 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Molecular Partners AG
(Exact name of registrant as specified in its charter)

Switzerland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Wagistrasse 14
8952 Zurich-Schlieren
Switzerland

(Address of principal executive offices)
_____________________________________

Performance Share Plan 2024 – Employees
Performance Share Plan 2024 – Management
Restricted Share Plan 2024
____________________________________
(Full title of the plans)
Molecular Partners Inc.
245 Main Street
Cambridge, Massachusetts 02142
(781) 420 2361

(Name, address, including zip code, and telephone number of agent for service)
Copies to:

Divakar Gupta Ryan Sansom Brandon Fenn Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479 6000	Dieter Gericke Lorenzo Togni Homburger AG Prime Tower Hardstrasse 201CH-8005 Zurich Switzerland +41 43 222 16 59

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents By Reference.
The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Molecular Partners AG (the “Registrant”), are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s annual report on Form 20-F (File No. 001-40488) for the fiscal year ended December 31, 2023, filed with the Commission on March 14, 2024; and

(b) the Registrant’s Reports of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 16, 2024, as amended on May 17, 2024 (including the information contained in Exhibits 99.1 and 99.2 thereto, but excluding quotes of our senior management) and on June 14, 2024 (including the information contained in Exhibits 99.1, 99.2 and 99.3 thereto, but excluding quotes of our senior management); and

(c) the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 11, 2021 (File No. 001-40488) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 2.2 and 2.3 to the Registrant's Annual Report on Form 20-F (File No. 001-40488) for the year ended December 31, 2023 filed with the Commission on March 14, 2024.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the Commission. Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under Swiss corporate law, an indemnification of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the company (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Most violations of corporate law are regarded as violations of duties towards the company rather than towards the shareholders. In addition, indemnification of controlling persons is not permitted under Swiss corporate law, including shareholders of the Registrant.

Nevertheless, the articles of incorporation of a Swiss corporation may set forth that a company shall indemnify and hold harmless to the extent permitted by the law, the directors and executive managers out of assets of the company against threatened, pending or completed actions. However, the Registrant’s articles of incorporation do not provide for such an indemnification provision.

Within the same limitations, articles of incorporation of a Swiss corporation may also provide that the directors shall be entitled to the reimbursement of all expenses incurred in the interests of the corporation. The Registrant’s articles of incorporation contain such a provision.

In addition, a corporation may enter into and pay for directors' and officers' liability insurance which typically covers negligent acts as well.

The Registrant extended liability insurance for its directors and officers, including insurance coverage for liability under the Securities Act. The Registrant believes that this insurance is necessary to attract qualified directors and executive officers.

Item 7.    Exemption From Registration Claimed.

Not applicable.
Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1+	Articles of Incorporation of the Registrant, as of April 17, 2024 (as currently in effect)
4.2	Deposit Agreement	20-F	001-40488	2.1	March 9, 2023
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)	20-F	001-40488	2.2	March 9, 2023
4.4	Description of Securities	20-F	001-40488	2.3	March 9, 2023
5.1+	Opinion of Homburger AG
23.1+	Consent of KPMG AG, independent registered public accounting firm.
23.2+	Consent of Homburger AG (included in Exhibit 5.1).
24.1+	Power of Attorney (included on the signature page of this Form S-8).
99.1	Performance Share Plan 2024 – Employees	20-F	001-40488	4.16	March 14, 2024
99.2	Performance Share Plan 2024 – Management	20-F	001-40488	4.17	March 14, 2024
99.3	Restricted Share Plan 2024	20-F	001-40488	4.24	March 14, 2024
107+	Filing Fee Table
____________________________
+ Filed herewith.

Item 9.    Undertakings.
(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii)  do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on the 26th day of June, 2024.
MOLECULAR PARTNERS AG
By: /s/ Patrick Amstutz
Name: Patrick Amstutz
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick Amstutz and Robert Hendriks, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Patrick Amstutz Patrick Amstutz, Ph.D.	Chief Executive Officer (Principal Executive Officer)	June 26, 2024

/s/ Robert Hendriks Robert Hendriks	SVP Finance (Principal Financial Officer and Principal Accounting Officer)	June 26, 2024

/s/ William Burns William M. Burns	Chairman of the Board of Directors	June26, 2024

/s/ Agnete Fredriksen Agnete Fredriksen, Ph.D.	Director	June 26, 2024

/s/ Dominik Höchli Dominik Höchli, M.D.	Director	June 26, 2024

/s/ Steven Holtzman Steven Holtzman	Director	June 26, 2024

/s/ Sandip Kapadia Sandip Kapadia	Director	June 26, 2024

/s/ Vito J. Palombella Vito J. Palombella, Ph.D.	Director	June 26, 2024

/s/ Michael Vasconcelles Michael Vasconcelles, M.D.	Director	June 26, 2024

SIGNATURE OF THE AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Molecular Partners AG has signed this registration statement on Form S-8 on this 26th day of June, 2024.

MOLECULAR PARTNERS INC.

By: /s Patrick Amstutz
Name: Patrick Amstutz
Title: Chief Executive Officer